Exhibit 99.1
For further information contact
Bob Weatherly 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Elects Larry D. McVay to Board of Directors
     NATCHEZ, MS (October 18, 2007) — Callon Petroleum Company (NYSE: CPE) announced today the election of Larry D. McVay to its Board of Directors.
     An engineering graduate of Texas Tech University, McVay, age 60, has led a distinguished international oil and gas career spanning 38 years with Amoco, BP and TNK-BP. He worked in various engineering, management and leadership positions with Amoco and BP both domestically and internationally until his retirement from BP at the end of 2006. Since then he has assisted BP on a consulting basis with special projects.
     In his last assignment with BP plc, McVay served as Chief Operating Officer of TNK-BP, one of the largest oil producing companies in Russia. Prior to that he served as Technology Vice President of Operations for BP based in London and led the global E&P Operations Excellence effort for improving the operating efficiency of BP’s upstream operations.
     “We are very fortunate to have someone with Larry’s extensive senior management experience and engineering expertise join our Board,” said Fred Callon, Chairman and CEO. “In particular, his background in deepwater operations will be very valuable in helping us further improve our operational efficiencies as we advance the development of our Entrada Field.”
     “I am excited to join Callon’s Board of Directors at this pivotal time in the company’s development,” said McVay. “Callon’s multi-year inventory of drilling and development projects, including its deepwater Entrada Field, provides the company with transformational growth opportunities over the next several years.”
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the offshore waters of the Gulf of Mexico. Over 80 percent of Callon’s proved reserves are located in the deepwater region, with approximately 55 percent consisting of crude oil. Callon’s properties and operations are geographically concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
 #